Contact:	Julia McCartney, 714.667.8252, ext. 230 julia.mccartney@grubb-ellis.com

Grubb & Ellis Healthcare REIT Acquires
SouthCrest Medical Plaza in Stockbridge, Ga.

SANTA ANA, Calif. (June 26, 2008) – Grubb & Ellis Healthcare REIT, Inc. today announced the acquisition of SouthCrest Medical Plaza, a two-building medical office property located in the Atlanta suburb of Stockbridge, Ga.

Located at 1035 and 1045 Southcrest Drive, SouthCrest Medical Plaza consists of approximately 81,000 square feet of gross leaseable area situated on approximately 9.7 acres of land. The property joins four other medical buildings in the Atlanta area owned by Grubb & Ellis Healthcare REIT: Northmeadow Medical Center, Gwinnett Professional Center, Yorktown Medical Center and Shakerag Medical Center.

“SouthCrest Medical Plaza is a fantastic asset located near two major hospitals, Southern Regional Medical Center and Henry Medical Center,” said Danny Prosky, Executive Vice President of Acquisitions for Grubb & Ellis Healthcare REIT.  “For any medical office building, close proximity to a major hospital is an attractive quality that figures heavily into our acquisition process.”

Southern Regional Medical Center is a 376-bed, not-for-profit hospital that offers a comprehensive list of services, including pathology, pediatrics, oncology and rehabilitation. Henry Medical Center is a 215-bed hospital that served more than 52,000 emergency room admissions and 30,000 outpatient visits in 2006. The full service, not-for-profit hospital offers various medical services, including cardiology, orthopedic and nuclear medicine scans, as well as educational programs.

SouthCrest Medical Plaza offers 393 parking spaces for visitors and tenants and offers easy access to Interstates 75 and 675, as well as various retail outlets, such as Kohl’s and Lowe’s.

SouthCrest Medical Plaza was acquired from an unaffiliated third party and was facilitated by Douglas Connell of Grubb & Ellis. Financing for this acquisition was primarily provided by Wachovia Financial Services, Inc., and funds raised through the Grubb & Ellis Healthcare REIT offering.

As of June 13, 2008, Grubb & Ellis Healthcare REIT has sold approximately 36 million shares of its common stock, excluding the shares issued under its distribution reinvestment plan, for approximately $360 million through its initial public offering, which began in the third quarter of 2006.

Grubb & Ellis Healthcare REIT offers a monthly distribution of 7.25 percent per annum and, as of June 24, 2008, has made 31 geographically diverse acquisitions valued at approximately $595 million, based on purchase price.

About Grubb & Ellis
Grubb & Ellis Company (NYSE: GBE), one of the largest and most respected commercial real estate services companies, is the sponsor of Grubb & Ellis Healthcare REIT, Inc. With more than 130 owned and affiliate offices worldwide, Grubb & Ellis offers property owners, corporate occupants and investors comprehensive integrated real estate solutions, including transaction, management, consulting and investment advisory services supported by proprietary market research and extensive local market expertise.

Grubb & Ellis and its subsidiaries are leading sponsors of real estate investment programs that provide individuals and institutions the opportunity to invest in a broad range of real estate investment vehicles, including tax-deferred 1031 tenant-in-common (TIC) exchanges; public non-traded real estate investment trusts (REITs) and real estate investment funds. As of March 31, 2008, more than $3.4 billion in investor equity has been raised for these investment programs. The company and its subsidiaries currently manage a growing portfolio of more than 218 million square feet of real estate. In 2007, Grubb & Ellis was selected from among 15,000 vendors as Microsoft Corporation’s Vendor of the Year. For more information regarding Grubb & Ellis Company, please visit www.grubb-ellis.com.